        As filed with the Securities and Exchange Commission, via EDGAR, on May 15, 2002

                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement

                                      under

                           The Securities Act of 1933

                             RMH Teleservices, Inc.
                  -------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                     23-2250564
 --------------------------------           ------------------------------------
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                  15 Campus Boulevard, Newtown Square, PA 19073
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                              Amended and Restated
                             RMH Teleservices, Inc.
                            1996 Stock Incentive Plan
                 ----------------------------------------------
                            (Full title of the plan)

                                 John A. Fellows
                      Chief Executive Officer and President
                             RMH Teleservices, Inc.
                               15 Campus Boulevard
                            Newtown Square, PA 19073
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (610) 325-3100
           ------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                              Jay A. Dubow, Esquire
                     Wolf, Block, Schorr and Solis-Cohen LLP
                                1650 Arch Street
                             Philadelphia, PA 19103
                                 (215) 977-2000

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
                                             Proposed        Proposed
        Title of                             Maximum          Maximum        Amount of
    Securities to be      Amount to be    Offering Price     Aggregate      Registration
      Registered          Registered(1)    Per Share(2)    Offering Price      Fee(1)
-----------------------   -------------   --------------   --------------   ------------
Common Stock, no par
value                        500,000         $11.575        $5,787,500        $532.45
----------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Calculated pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Registrant's common stock on May 9, 2002 as quoted on the Nasdaq National Market.

                           INCORPORATION BY REFERENCE

     Pursuant to General Instruction E of Form S-8 under the Securities Act, the contents of the Registrant's Registration Statements on Form S-8 (Commission File Nos. 333-58785 and 333-40946) are incorporated herein by reference. The following information contained in "Item 6. Indemnification of Directors and Officers" updates the counterpart section from the Registrant's Registration Statement on Form S-8 (Commission File No. 333-58785).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6. Indemnification of Directors and Officers.

          Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 provides that indemnification against actual and reasonable expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct. Section 1744 further provides that such determination will be made by the board of directors by a majority vote of a quorum consisting of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or by the shareholders.

     Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative's official capacity and as to action in another capacity while holding that office.

     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.

     Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, and to service as a representative of a corporation or an employee benefit plan.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.

     The Registrant's bylaws, as amended, filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K/A filed for the fiscal year ended September 30, 2001 (Commission File No. 0-21333), provide in general that it will indemnify its officers and directors to the fullest extent permitted by law. The Registrant's bylaws authorize it to purchase and maintain insurance to insure its indemnification obligations, whether arising under the bylaws or otherwise. The Registrant may create a fund or otherwise secure its indemnification obligations which arise under its bylaws, articles of incorporation, by agreement, vote of shareholders or directors, or otherwise. The Registrant purchased directors' and officers' liability insurance.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newtown Square, Pennsylvania, on this 13th day of May, 2002.

                                     RMH TELESERVICES, INC.


                                     By: /s/ John A. Fellows
                                         ---------------------------------------
                                         John A. Fellows
                                         Chief Executive Officer and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Fellows the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including, without limitation, post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with the Registrant indicated, on the dates indicated.

Signature                           Title                     Date
---------                           -----                     ----


/s/ Herbert Kurtz         Chairman of the Board           May 13, 2002
-----------------------
Herbert Kurtz


/s/ John A. Fellows       Chief Executive Officer,        May 13, 2002
-----------------------
John A. Fellows           President and Director
                          (Principal Executive Officer)

Signature                           Title                     Date
---------                           -----                     ----


/s/ J. Scot Brunke        Chief Financial Officer         May 13, 2002
-----------------------
J. Scot Brunke            (Principal Financial
                          Officer)


/s/ Andrew I. Bronstein   Senior Vice President           May 13, 2002
-----------------------
Andrew I. Bronstein       (Principal Accounting
                          Officer)


/s/ David P. Madigan      Director                        May 13, 2002
-----------------------
David P. Madigan


/s/ Jeffrey Jensen        Director                        May 13, 2002
-----------------------
Jeffrey Jensen


/s/ Greg Lakin            Director                        May  13, 2002
-----------------------
Greg Lakin

                             RMH TELESERVICES, INC.
                            1996 STOCK INCENTIVE PLAN

                       REGISTRATION STATEMENT ON FORM S-8

                                  EXHIBIT INDEX

Exhibit No.                                 Document
-----------                                 --------

4             Amended and Restated RMH Teleservices, Inc. 1996 Stock Incentive Plan.

5             Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.

23.1          Consent of Arthur Andersen LLP.

23.2          Consent of Wolf, Block, Schorr and Solis-Cohen LLP. (Contained in Exhibit 5.)

24            Power of Attorney.  (Included on signature pages of this Registration Statement.)